KOPERNIK GLOBAL INVESTORS, LLC
                   CODE OF ETHICS AND REPORTING REQUIREMENTS
                               SEPTEMBER 24, 2013

I. INTRODUCTION

Kopernik Global Investors, LLC ("Kopernik" or the "Firm") has adopted this Code of Ethics (the "Code") in recognition of its fiduciary obligations to clients and in accordance with various provisions of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and Rule 17j-1 of the Investment Company Act, as amended (the "'40 Act").

     A. SCOPE AND APPLICATION

All Kopernik access persons, both full-and part-time, including all officers of Kopernik affiliated companies and Kopernik-managed funds, and all managers, partners, and non-independent directors or trustees of those entities, are considered "access persons." Also included in this definition are consultants, interns, and temporary and/or contract workers whose assignments are expected to exceed a period of 60 consecutive days and/or whose cumulative assignment is expected to exceed 60 days over a twelve month period.(1) This is not withstanding whether a person comes to Kopernik though an entity that has a signed contract, including a confidentiality agreement, with Kopernik. Note also that wherever the terms "director" or "trustee" are used, both, and/or either, are intended, where applicable.

     B. PURPOSE

The purpose of the Code is to demonstrate Kopernik's commitment to the highest legal and ethical standards and to provide guidance to access persons (as defined above) in understanding and fulfilling those responsibilities to the Firm and clients.

The provisions of the Code are not all-inclusive; rather, they are intended as a guide for access persons in connection their personal securities transactions and other personal business conduct that involve potential conflicts of interest. The Code is part of the Firm's larger Compliance Manual. However, at a minimum, this Code is designed to set forth:


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      (1) The Code's definition of "access person" is broader than that in Rule
204A-1 of the Advisers Act, which defines "access person" as: (i) any of [the Firm's] supervised persons: (A) who has access to non-public information regarding any clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public, and (ii) if providing investment advice is [the Firm's] primary business, all of your directors, officers and partners are presumed to be access persons. Rule 17j-1 of the Investment
Company Act similarly defines "access person" and includes all employees of a fund or investment adviser who, in connection with their duties, make, participate in, or obtain information regarding, the purchase or sale of covered securities by a fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

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o Standards of business conduct intended to reflect Kopernik's fiduciary obligations as well as those of its access persons, including persons who provide investment advice on behalf of Kopernik and who are subject to Kopernik's supervision and control;

o Provisions requiring access persons to comply with applicable laws, rules, regulations, and policies;

o Provisions designed to detect and prevent improper trading;

o Provisions requiring access persons to make periodic reports of their personal securities transactions and holdings, and requiring the review of such reports;

o Provisions requiring access persons to report any violations under the Code promptly to the Chief Compliance Officer ("CCO") or other designated person(s); and

o Provisions requiring Kopernik to provide each of its access persons with a copy of the Code and any amendments, and requiring access persons to provide a written acknowledgement of receipt.

Kopernik, through its Compliance officers and/or other designated personnel, shall be responsible for the day-to-day administration of this Code.

All questions regarding specific restrictions of the Code should be directed to Compliance. It is each access person's obligation to understand this Code as well as its requirements and application as they relate to both personal and work related activities.

II. GENERAL PRINCIPLES

This Code is designed to promote the following general principles:

o Kopernik and its access persons have a duty at all times to place the interests of its funds ("Funds") and other clients first;

o Access persons must conduct their personal securities transactions in a manner that avoids an actual or potential conflict of interest or any abuse of trust and responsibility;

o Access persons may not use knowledge about current or pending client or portfolio transactions for the purpose of personal profit;

o Information concerning clients (including former clients) must be kept confidential, including the client's identity, portfolio holdings, and other non-public information;

o Independence in the investment decision-making process is paramount; and

o Access persons may not give or receive gifts or participate in entertainment beyond the parameters set forth in this Code to avoid even the appearance of favoritism or impropriety.

III. STANDARDS OF BUSINESS CONDUCT

     A. FIDUCIARY STANDARDS

As a Kopernik access person, the ability to conduct personal securities transactions is a privilege,

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not a right. It is Kopernik's policy to place its clients' interest first and foremost, and to strive at all times to conduct business in strict accordance with generally acknowledged fiduciary obligations, including the duties of care, loyalty, honesty, and good faith. Toward that end, it is imperative that access persons provide full and fair disclosure of all relevant facts concerning any potential or actual conflict of interest. (See Section III.C. for more information on conflicts of interest.)

     B. COMPLIANCE WITH LAWS AND COMPANY POLICIES

Kopernik operates within a highly regulated business environment and it is critical that compliance be maintained with all laws, rules, regulations, and other applicable mandates. Included in that compliance is the need for each access person to respect and comply with those obligations. With that goal in mind, Kopernik has developed policies, procedures, and other guidance, including this Code, to identify various obligations, outline prohibitions, and assist access persons in meeting them. Among other things, it is especially important that access persons avoid, including with respect to a Fund or other client:

o Employing any device, scheme or artifice to defraud;

o Making any untrue statement of material fact, or omitting a material fact, necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

o Engaging in any act, practice, or course of business that operates, or would operate, as a fraud or deceit; or

o Engaging in any manipulative practice.

     C. CONFLICTS OF INTEREST

Conflicts of interest may come about any time there may be an incentive to favor one party over another. There are a variety of scenarios in which this may occur. For example, a conflict may arise when there is an opportunity to give preferential treatment to one client or Fund relative to other clients for a number of reasons. Examples of possible conflicts may include circumstances involving accounts of different sizes, accounts with performance-based fees versus ones that are not, or an account that belongs to a friend, relative, or other party with whom Kopernik has a relationship or association. A conflict could also arise when there is an opportunity to take advantage of information, particularly regarding current or pending client or portfolio trades, for personal profit. As an integral part of their fiduciary obligations, Kopernik and its access persons are obligated to avoid conflicts of interest whenever possible and to fully disclose all facts concerning any conflict that may arise. Questions regarding a potential conflict should be fully vetted with supervisors and Compliance before any further action is taken.

     D. PROTECTION OF CONFIDENTIAL INFORMATION

Each access person of Kopernik is charged with the responsibility of preserving the confidentiality of non-public and/or proprietary information learned in the course of his or her employment or through other fiduciary relationships. This includes, but is not limited to, non-public information about securities, securities recommendations and client holdings and transactions. Access persons

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may not misuse non-public information, including by trading based on such information, or disclose such information to others, whether within or outside of Kopernik, except to authorized persons who require the information for legitimate business purposes or to fulfill their responsibilities. Additionally, access persons must comply with all laws, rules, and regulations concerning the protection of client-related information, including, without limitation, Regulation S-P.

From time to time, or on an ongoing basis, access persons may also use or be exposed to confidential and proprietary information belonging to third party vendors who have contracted with the Firm, including but not limited to confidential information concerning hardware, software, trade and valuation data, investment and economic research, and development or business plans. Kopernik frequently enters into contracts with such vendors where it is agreed that Kopernik will protect, safeguard, not misuse, and refrain from disclosing the third party vendor's confidential and proprietary information. All access persons must abide by the provisions of those agreements, maintain the confidentiality of such information, refrain from disclosing it to any unauthorized third parties, and protect such information from misuse, espionage, loss, and theft.

     E. PAYMENTS TO GOVERNMENT OFFICIALS AND POLITICAL CONTRIBUTIONS

Access persons may not, directly or indirectly, make a payment to any employee, official, or representative of any government agency or any party or candidate for the purpose of influencing an act or decision related to Kopernik, such as, but not limited to, awarding Kopernik an investment mandate. Access persons are limited in their ability to donate to political candidates and/or participate as individuals in political activities by the constraints of Rule 206(4)-5 of the Advisers Act and other applicable State and local laws, rules and regulations, and are prohibited from engaging in such activities as a representative of Kopernik. Further details of Kopernik's policies on political contributions are set forth in the Compliance Manual.

Kopernik will not reimburse access persons for any political contributions or similar expenses.

IV. ACCESS PERSON PERSONAL TRADING RESTRICTIONS

In keeping with its fiduciary obligations, Kopernik has instituted policies and procedures regarding access persons' personal trading of Securities, set forth in more detail below. Capitalized terms used in this section are defined in
Section X below.

     A. ACCOUNTS AND COVERED SECURITIES

The requirements and restrictions contained in this Code apply to all "Covered Securities" in any "Personal Account."

1. Personal Accounts

The term "Personal Account" means any non-Firm brokerage or other securities account in which an access person has (1) any "Beneficial Ownership" as defined in Section X and/or (2) the power to directly or indirectly effect transactions. Personal Accounts include any account of an access person's Immediate Family Member, Domestic Partner, and any other adults living in the same household as the access person. Within ten days of becoming an access person each such person is

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required to report to Compliance all Personal Accounts in which Securities are held or may be held. Access persons must update this report at least annually. Any time a new Personal Account is established it must be promptly reported to Compliance, but in no event later than 30 days following the end of the quarter in which it was established.

2. Covered Securities

The term "Covered Securities" includes all Securities(2), and includes:

     o    Debt and equity securities;

     o    Options on securities, on indices, and on currencies;

     o All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs (with the exception of single-purpose vehicles used to purchase physical property);

     o    Foreign unit trusts and foreign mutual funds; and

     o    Exchange Traded Funds ("ETFs").

The term "Covered Securities," however, does not include the following:

     o Direct obligations of the U. S. government (E. G. , treasury securities);

     o Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

     o U.S. and foreign currency, and options, futures, forward contracts or other derivatives based on underlying currency or baskets of currencies;

     o Physical (soft and hard) commodities and options, futures, forward contracts, and other derivatives based on such commodities;

     o    Precious metals in the form of bullion, coins, or other physical form;

     o    Shares issued by money market funds;

     o Shares of open-end mutual funds that are not advised or sub-advised by the Firm; and

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(2) Security" means any means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Without limiting the foregoing, a security also includes any instrument whose value is derived from the value of another security.

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     o    Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm's affiliates).

Any questions regarding the application of these terms should be referred to, and addressed by, Compliance.

     B. PERSONAL SECURITIES TRADING

     1. Permitted Transactions

Access persons, for purposes of Kopernik's personal securities trading policy, are divided into two groups: (i) Tier I Access Persons, who shall include all analysts and other persons who recommend securities for client accounts, and
(ii) Tier II Access Persons, who shall include all access persons who are not Tier I Access Persons.

          a. Tier I Access Persons

Tier I Access Persons may not engage in any Securities trading for their Personal Accounts except for:

     o    transactions in (i) direct obligations of the U.S. government and
          (ii) mutual funds (including Kopernik Mutual funds) for investment purposes; and
     o    subject to the "Required Trading Approvals" in Section C. below:
          (i)  the sale of existing positions in Covered Securities;
          (ii) the purchase or sale of SPDR Gold Shares (ticker: GLD), Sprott Physical Gold Trust (ticker PHYS) (and together with GLD, hereafter, "GLD ETFs"), iShares Silver Trust (ticker: SLV) and Sprott Physical Silver Trust (ticker PSLV) (together with SLV, "SLV ETFs"), and ETFS Platinum Trust (ticker: PPLT) (hereafter "PPLT ETFs");
         (iii) the purchase or sale of a Diversified Index ETF; and
          (iv) (iii) the purchase or sale of certain forms of limited partnership and limited liability company interests such as interests in hedge funds.

"Diversified Index ETF" means a passively-managed, exchange traded fund based on a diversified index of stocks or fixed income securities, composed of at least 40 securities, and based on an index created by Dow Jones, FTSI, iShares, MSCI/Barra, Thompson Reuters, RAFI, Russell, S&P, SSgA/SPDR, Vanguard, or a similar sponsor approved by Compliance.

          b. Tier II Access Persons

Tier II Access Persons may not engage in any Securities trading for their Personal Accounts except for the following:

     o    transactions in (i) direct obligations of the U.S. government and
          (ii) mutual funds (including Kopernik mutual funds) for investment purposes; and
     o    subject to the "Required Trading Approvals" in Section C. below,

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          (i)  the purchase or sale of Covered Securities; and

         (ii ) the purchase or sale of certain forms of limited partnership and limited liability company interests such as interests in hedge funds.

No access person may purchase, directly or indirectly, for an account in which he or she has Beneficial Ownership, Control, or trading authority, any security issued in an Initial Public Offering.

     2. Excessive Trading Limitation

Access persons are expected and required to focus their full attention and energies on providing services to Firm clients. Accordingly, all access persons are subject to a thirty (30) day holding period for Securities, including options, if the subsequent trade would result in a profit. The period is based on trade dates, and any transaction resets the holding period. Compliance is authorized to and will reject personal trading requests for Covered Securities that exceed the foregoing holding limit on transactions.

     3. Trade Confirmations

Duplicate trade confirmations of permitted transactions (excluding direct obligations of the U.S. government and interests in hedge funds) must be forwarded to Compliance by each access person's broker or other financial institution periodically, as set forth in Section D. below. Alternatively, access persons may provide copies of trade confirmations to Compliance. Such confirmations shall include, for each transaction, the date of the transaction, the name, the quantity and the price of the security.

     C. REQUIRED TRADING APPROVALS

Access persons are not required to obtain prior Compliance approval to transact in Securities that are not Covered Securities, such as direct obligations of the U.S. government or shares of money market or other mutual funds for investment purposes. Tier I Access Persons are required to obtain Compliance pre-approval before (1) selling existing positions in Covered Securities; (2) purchasing or selling GLD ETFs, SLV ETFs and PPLT ETFs; (3) purchasing or selling Diversified Index ETFs; and (4) purchasing or selling limited partnership and limited liability company interests such as interests in hedge funds. Tier II Access Persons are required to obtain Compliance pre-approval before purchasing or selling (1) any Covered Securities and (2) limited partnership and limited liability company interests such as interests in hedge funds.

Both an access person's request to enter into such a transaction and the Compliance corresponding approval or denial must be documented on a Personal Securities Trading Request Form (attached as Exhibit A). Once a Personal Securities Trading Request Form is received, Compliance shall review the request, including but not limited to comparing the request against securities on the Firm's Restricted List, and promptly notify access persons of approval or denial of clearance to enter such a trade.

Compliance approval is good only on the business day in which it is received (i.e., access persons may not pre-clear a Securities transaction after market close with the intention of making the trade on

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the next business day). Limit orders, if they are approved, may not be outstanding for longer than the business day on which they are approved. If the order is not filled and the access person still wishes to make the trade, approval must be received on the next day until the order is filled or canceled.

Compliance will reject personal trading requests for Covered Securities when, among other things, the Firm is purchasing or selling, or intends to or may purchase or sell the Covered Securities for Funds or other client accounts.

     D. HOLDINGS REPORTS

     1. Initial and Annual Holdings Reports

Every access person must submit both initial and annual securities holdings reports to Compliance substantially in the form of Exhibit B to the Code, within the following time frames:

(i) no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and (ii) at least once each year thereafter within 45 days of the end of the calendar year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

The information must contain the title, type, exchange ticker symbol or CUSIP number, and quantity of each reportable Security in which the access person has any Beneficial Ownership, trading authority or Control.

EXCEPTIONS TO HOLDINGS REPORTING. Access persons need not report, in connection with their Securities Holdings Reports:

     o Holdings in accounts over which the access person has no direct or indirect influence or control (i.e., wrap or other managed investment accounts for which there is an independent investment manager);

     o    Direct obligations of the U.S. government;

     o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

     o    Shares of money market funds; and

     o Shares of open-end mutual funds that are not advised or sub-advised by the Firm.

Unless a Security is specifically exempted on this list it is reportable.

     2.   Periodic Transaction Reports

     a. Every access person must cause his/her broker (or other financial institution) to provide to Compliance duplicate monthly account statements and corresponding trade confirmations for all of the access person's Personal Accounts. If the access person's broker (or other financial


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          institution) as a matter of course creates and distributes quarterly
          (rather than monthly) account statements for certain types of accounts (e.g. IRAs), the submission of quarterly duplicate statements to Compliance is sufficient for those accounts. (Alternatively, access persons may provide copies of account statements to Compliance.) Access persons shall arrange to have their brokers (or other financial institutions) send duplicate statements for all of their Personal Accounts to: Chief Compliance Officer, Kopernik Global Investors, LLC, Two Harbour Place, 302 Knights Run Avenue, Suite 1225, Tampa, Florida. These statements will be held in confidence and will be reviewed only by Compliance staff, legal counsel and any applicable regulatory body.

     b. Every access person must submit a quarterly transaction report to Compliance substantially in the form attached hereto as Exhibit C, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all reportable transactions that occurred during the preceding quarter. Access persons are not required to submit a quarterly transaction report, however, if such a report would duplicate information contained in broker trade confirmations or account statements that the Firm obtains pursuant to Section D.2.a. above and holds in its records, provided that the Firm receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter. The report must include:

     o Date of the transaction, title of the Security, ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares or units, and principal amount;

     o Nature of the transaction (e.g., purchase, sale, or any other type of acquisition or disposition);

     o    Price at which the transaction was effected; and

     o Name of the broker, dealer, or bank through which the transaction was effected.

     c. No access person is required to submit:

     o Any report with respect to Covered Securities held in a Personal Account over which the access person had no direct or indirect influence or control (e.g., a blind trust).

     o A transaction report with respect to transactions effected pursuant to an automatic investment plan (I.E., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

All reports shall be reviewed by a designated Kopernik Compliance officer to monitor compliance with the Code and applicable laws, rules, and regulations.

     E. PROHIBITED TRANSACTIONS IN MUTUAL FUNDS, CERTAIN ETFS AND LIMITED PARTNERSHIP/LIMITED LIABILITY COMPANY INTERESTS

All access persons are prohibited from engaging in short-term trading for their Personal Accounts in the shares of any open-end mutual fund (I.E., market timing), ETFs and limited partnership and limited liability company interests. For purposes of the Code, the term "short-term trading" means

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any purchase and sale or sale and purchase of the shares of a mutual fund, GLD
ETF, SLV ETF, PPLT ETF or limited partnership/limited liability company interest within a 30-day period, or such longer period as may be specified by a mutual fund's prospectus. Without limiting the foregoing, all access persons are prohibited from trading in the shares of mutual funds for their Personal Accounts, and for any funds managed by the Firm, in a manner inconsistent with a mutual fund's prospectus or offering memorandum.

V. CASH AND NON-CASH COMPENSATION, GIFTS AND ENTERTAINMENT

Business gifts and entertainment are designed to build goodwill and sound working relationship among business partners. However, under certain circumstances, gifts, entertainment, or other benefits may be or could be viewed as attempts to "buy" favorable treatment. Accepting or offering such inducements could raise questions about an access person's ability to make independent business judgments in the Firm's or clients' best interests. Access persons should also keep in mind that certain types of inducements may constitute illegal bribes, pay-offs, or kickbacks. Each access person must use common sense and good judgment in connection with the receipt of gifts and entertainment, and avoid any appearance of impropriety. If access persons have questions or uncertainty about whether any gifts, entertainment or other type of inducement is appropriate, they should contact their supervisor or Compliance for guidance.

     A. CASH COMPENSATION

All access persons are prohibited from accepting cash from individuals or firms which provide services to the Firm. Access persons also are not permitted to accept cash or securities, in any amounts, from clients of the Firm, either as compensation or in connection with a request to deposit the cash or securities into the client's account. "Cash," for purposes of the Code, includes anything with a stated money value that can be used like, or converted into, cash, including, but not limited to, gift certificates, postal vouchers, credit/debit cards, traveler's checks or similar items. In addition, access persons may not give cash to other access persons, except for reasonable gifts to administrative staff for holidays, birthdays, birth of a child, weddings, and similar occasions. Any exceptions to this prohibition must be approved in writing by Compliance.

     B. GIFTS AND ENTERTAINMENT

Providing and receiving gifts of non-cash compensation are permissible with the limits set forth below. In all circumstances, access persons should not give or accept gifts that are so lavish or extravagant as to raise questions of impropriety.

Access persons may not accept or receive gifts from a single person or entity with whom Kopernik does business in an amount that exceeds a market value of $250 per calendar year, either as an individual item or in the aggregate during the year. Access persons also may not give gifts to a single person or entity in an amount that exceeds a market value of $250 per year, either as an individual item or in the aggregate. Promotional items of nominal value, such as calendars, restaurant guides, hats, pens, and other items with Kopernik or other corporate logos are not included in the $250 limits as "gifts."

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Kopernik has a $375 per event cap on the receipt of business meals and business entertainment, which includes the market value, plus any applicable fees, for the participation of the access person AND any guest(s) that may accompany him or her. "Business entertainment," to be permissible, must be at a suitable business venue and have a business purpose. For business meals and business entertainment, representatives of both Kopernik and the client or vendor must be present; otherwise the meal or entertainment will be deemed a "gift."

Compliance approval must be received before participating in any event that is expected to exceed these limits.

C. FOREIGN CORRUPT PRACTICES

Access persons must exercise special care in dealing with foreign government officials. The Foreign Corrupt Practices Act and similar laws (collectively, the "FCPA") make it a crime to bribe a foreign official to gain an "improper business advantage." An improper business advantage may involve efforts to obtain or retain investment management business, as in the awarding of a government contract.

The FCPA expressly prohibits offering, promising or giving "anything of value" to gain an improper business advantage. In addition to cash payments, "anything of value" may include:

o Gifts, entertainment or other business promotional activities;

o Covering or reimbursing an official's expenses;

o Offers of employment or other benefits to a family member or friend of a foreign official;[][]Political party and candidate contributions;

o Special investment opportunities not otherwise available; and

o Charitable contributions and sponsorships.

The FCPA applies whether an item would benefit the official directly or another person, such as a family member, friend or business associate of the official. The FCPA also applies to business conducted with or through an agent, consultant, or other business partner of the Firm. Access persons who manage, supervise and/or oversee the activities of third parties working with the Firm are responsible for ensuring that such persons or entities understand and fully comply with this Policy. Any access person who has reason to believe that a violation of this Policy has occurred, or may occur, must promptly report this information to his or her supervisor, a person at the next level of supervision, or the CCO. Access persons who violate the FCPA or the firm's related policies will be subject to disciplinary action, up to and including dismissal.

VI. OUTSIDE DIRECTORSHIPS AND BUSINESS ACTIVITIES

An access person's service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an access person's duties to the Firm. Accordingly, access persons are prohibited from serving on the boards of directors of any outside company, unless the service (i)

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would be in the best interests of the Firm or its clients and (ii) has been approved in writing by Compliance. In addition, any access person serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

An access person must obtain approval in writing from Compliance before (i) engaging in outside business or not-for-profit ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and
(iii) serving on a creditors committee except as part of the access person's duties at the Firm.

If at any time after approval it appears that any approved outside activity conflicts with, or may reasonably be anticipated to conflict with, the interests of the Firm or any client, the access person may be prohibited from participating or be required to discontinue the activity.

VII. INSIDER TRADING

The Firm has adopted policies and procedures designed to detect and prevent insider trading and to preserve confidential information. Access persons are prohibited from trading, either personally or on behalf of clients or others, on the basis of material non-public information, or communicating such information to others. Insider trading is a violation of the law. Any access person who engages in such illegal trading will be subject to prompt disciplinary action, including but not limited to suspension and/or termination of their employment with the Firm. Kopernik's prohibitions apply to every access person, and to all activities, both within and outside of an individual's duties at Kopernik.

     A. INSIDER TRADING DETERMINATION

The term "insider trading" is not expressly defined in the federal securities laws, but for purposes of the Code means to trade in securities (whether or not the person making the trade is an "insider" of the issuer) while in possession of material non-public information relating to such securities or the issuer of such securities, received in the context of a relationship of trust or confidence. As discussed above, Kopernik is a fiduciary to its clients and any non-public information received while employed or otherwise associated with the Firm should be assumed to have been received in the context of a relationship of trust or confidence. Additionally, access persons who communicate or "tip" such material non-public information to another person or chain of persons who trade on those securities are likely to be subject to SEC and/or criminal prosecution. While there is no specific futures or commodity rule that addresses insider trading, that type of activity is considered to be prohibited under regulations that require observance of high standards of commercial honor and just and equitable principals of trade in the conduct of business.

Communication of material non-public information to others, either inside or outside Kopernik, is prohibited except for discussions designed to assess such information with Compliance officers. While the law concerning insider trading is not static, the following activities are generally understood to be prohibited:

o Trading by an insider while in possession of material non-public information;

o Trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential, or was misappropriated; and

o Communicating material non-public information to others.

     B. INSIDER STATUS

The concept of an "insider" is broad and includes officers and employees of a company or other entities who have issued securities, such as a municipality or a closed-end fund. In addition, a person such as a securities analyst can become a "temporary insider" if he or she enters into a relationship with the issuing entity (which may include a confidentiality agreement or other agreement to "come over the wall") and is given access to non-public information solely for the company's purposes. A temporary insider can include, among others, attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Access persons may also be deemed "insiders" with respect to information about actual or potential securities purchases or sales by the Firm on behalf of Kopernik-managed funds and/or accounts, since information about such purchases and sales could be deemed material non-public information unless and until it is publicly disclosed.

     C. MATERIAL NON-PUBLIC INFORMATION

"Material information" generally is defined as information that a reasonable investor would likely consider important in making his or her investment decisions, or information that is reasonably likely to have a substantial effect on the price of an issuer's securities. Information that access persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, announcements concerning major litigation, liquidation problems, and extraordinary management developments. Trading on non-public information is not a basis for liability unless the information is material.

Information is "non-public" until it has been effectively communicated to the marketplace. Access persons must be able to point to concrete evidence that the information is public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, or other publications in general circulation, or available through online sources, would be considered "public." Client portfolio holdings may be deemed material non-public information. Except as may be expressly permitted by Compliance, the Firm's policy is not to disclose client portfolio holdings other than to the client or to third party vendors with a legitimate business need for such information unless at least 30 days have passed since the date the portfolio holdings were determined.

     D. IDENTIFYING AND REPORTING POTENTIAL INSIDE INFORMATION

If an associated person believes or is concerned that he/she has received material, non-public information, the access person should IMMEDIATELY contact Compliance. Access persons may inform their supervisors that they may have received material, non-public information, but should not pass along the information to any supervisor or anyone other than a Compliance officer. Access persons who believe or are concerned that they have received such information should never purchase or sell any securities on behalf of anyone, including Fund or other client accounts.

After the Firm's Compliance officer or legal counsel has considered the issue, the access person will be instructed to continue the prohibitions against trading and communication or will be permitted to trade and communicate the information, depending upon the outcome of the review. Until receipt of such direction from Compliance or an attorney in writing, the access person may not take any action with regard to a proposed transaction or communication of the information. For certain access persons who are not integral to the investment management process, Compliance may be able to institute information barriers around the access person to "wall off" a person who has received material non-public information.

     E. PREVENTION AND DETECTION OF INSIDER TRADING \

To prevent insider trading, Compliance will train access persons on the Firm's policies and procedures; answer questions regarding the Firm's relevant policies and procedures; resolve issues of whether information received by an access person is material and non-public; restrict access persons from trading in securities of any issuer when those access persons have received material, non-public information; and promptly review, approve or disapprove, in writing, each request of an access person to trade in Covered Securities; and periodically review access persons' personal securities transactions and the trading activity of accounts managed by the Firm for suspicious activity.

The use of expert networks can raise a variety of potential legal and compliance issues and as a result, the Firm will not utilize their services.

Compliance will maintain a "Restricted List" of securities issuers about which a determination has been made that it is prudent to restrict trading activity. For example, if investment personnel have acquired material, non-public information about a company, that company's securities will be added to the Restricted List. Companies will also be added to the Restricted List if the Firm's clients have a large position in the company's securities and the Firm has a regulatory filing obligation but the filing has not yet been made public. As a general rule, trades will not be allowed for clients, or for the securities accounts of access persons, in the securities of a company appearing on the Restricted List, except with approval of CCO. Any determination to remove a company from the Restricted List must be approved by the CCO. The CCO will document decisions to add companies to and remove companies from the Restricted List. Restrictions with regard to securities on the Restricted List are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

All questions regarding Kopernik's policies and procedures to prevent insider trading should be referred to the Firm's CCO.

VIII. ADMINISTRATION AND ENFORCEMENT

     A. APPROVAL OF THE CODE

This Code has been approved and adopted by Kopernik, and all funds for which Kopernik serves as an adviser. Material amendments must all be approved by the Funds within six months of amendment of the Code by Kopernik.

     B. REPORTS TO THE FUNDS

Kopernik will provide an annual written report to the management of any fund for which Kopernik serves as an adviser or sub-adviser. This report will:

o Certify that procedures have been adopted that are reasonably necessary to prevent access persons from violating the Code, and

o Describe any material issues arising under the Code or procedures thereunder since the last report, including, but not limited to, information about material violations of the Code or procedures thereunder and sanctions imposed in response to such violations.

     C. VIOLATIONS

Kopernik and each fund for which Kopernik acts as an adviser must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this code. Access persons must report known or suspected violations of the Code promptly to the CCO. Such reports will be treated confidentially to the extent permitted by law, and investigated promptly.

     D. SANCTIONS FOR VIOLATIONS OF THE CODE

Access persons are subject to serious sanctions for violations of specific provisions or general principles of the Code. Literal compliance with specific provisions of the Code will not shield an access person from sanction or liability for conduct that violates the spirit of the Code.

Violations will be reviewed and sanctions determined by the CCO or his/her designee(s).

Factors which may be considered when determining an appropriate sanction include, but are not limited to:

o    Whether the act or omission was intentional, negligent or voluntary;

o    Harm to a Fund or other client account;

o    Extent of unjust enrichment;

o    Frequency of occurrence;

o Degree to which there is personal benefit from unique knowledge obtained through an access person's position within Kopernik or an affiliated entity;

o Evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; and/or[][]Level of accurate, honest and timely cooperation from the access person subject to the Code.

Sanctions which may be imposed include, but are not limited to:

o    Written warning;

o    Restriction of trading privileges;

o    Breaking of trades in violation of the Code;

o    Disgorgement of trading profits;

o    Fines; and/or

o    Suspension or termination of employment.

     E. FORM ADV DISCLOSURE

Kopernik and any affiliated entity that is a registered investment adviser must include in Part 2 of its Form ADV a description of the Code and a statement that such entity will provide a copy of the Code to any client or prospective client upon request.

     F. INTERPRETATION OF THE CODE AND THE GRANTING OF WAIVERS

Questions regarding the interpretation or applicability of the provisions of this Code should be directed to Kopernik's CCO. Exceptions may be made, on a case-by-case basis, to any of the provisions of this Code upon concluding that the exception is warranted. This evaluation shall include a determination that no client or Fund is likely to be disadvantaged or otherwise adversely affected by the exception. All exceptions must be documented and a record of the exception must be created and maintained.

IX. RECORDKEEPING

The Firm will maintain the following records in a readily accessible place in accordance with Rule 204-2 under the Advisers Act.

o A copy of each Code that has been in effect at any time in the past seven years;

o A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

o A list of the names of persons who are currently, or within the past five years were, access persons;

o A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an access person,

o Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation(s) and/or account statement(s) submitted in lieu of those reports;

o A record of any decision and supporting reason for approving the acquisition of securities by access persons in initial public offerings or limited offerings for at least five years after the end of the fiscal year in which approval was granted;

o A record of any decision that grants an access person an exception to the Code;

o A record of persons responsible for reviewing access persons' reports made pursuant to the Code currently or during the last five years; and

o    A copy of reports provided to a Fund regarding the Code.

X. DEFINITIONS

 A. BENEFICIAL OWNERSHIP AND PECUNIARY INTEREST

"Beneficial ownership" means having or sharing a direct or indirect "pecuniary interest" in a security, which offers the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. This may arise through a contract, arrangement, understanding, relationship or otherwise.

The pecuniary interest standard looks beyond the record owner of securities, and as a result the definition of beneficial interest in the Code is very broad and encompasses many scenarios that may not ordinarily be thought to confer a pecuniary interest in, or ownership of, securities. Some examples include:

o Family Holdings -- Access persons are deemed to have beneficial ownership of securities held by members of their immediate family sharing the same household with them. "Immediate family" includes any spouse, domestic partner, child or stepchild, or other relative who shares the home, or, although not living in the home, is economically dependent on the access person.

o Partnership and Corporate holdings -- Access persons are deemed to have beneficial ownership of securities held by an entity they directly or indirectly control. If an access person is a limited partner in a partnership, the access person generally will not be deemed to have beneficial ownership of securities held by the entity, provided that the access person does not own a controlling voting interest in the partnership. If an access person owns or otherwise controls a corporation, limited liability company or other legal entity, or if the entity is the access person's "alter ego" or "personal holding company," the access person will be deemed to have beneficial ownership of such entity's securities.

o Trusts -- Access persons are deemed to have beneficial ownership of securities held by a trust if they control the trust or have the ability to prompt, induce, or otherwise effect transactions in securities held by the trust. For example, an access person has beneficial ownership if the access person is the trustee and/or the access person or members of the access person's immediate family (as defined above) have a monetary interest in the trust, whether as to principal or income; the access person is a settler of the trust; or if the access person has the power to revoke the trust without obtaining the consent of others.

o Investment Clubs -- An access person is deemed to beneficially own securities held by an investment club of which the access person or a member of the access person's immediate family (as defined above) is a participant. Membership in any investment club must be preapproved by the CCO, and this account is treated in the same manner as any other personal brokerage account of an access person, including the pre-clearance and reporting requirements of the Code.

o Financial Power of Attorney -- An access person is deemed to beneficially own securities held in any account over which the access person has financial power of attorney.

 B. CONTROL

"Control" of an entity means having the power to exercise a controlling influence over the management of policies of the entity, unless such power is solely the result of an official position with such entity, and a control relationship exists when an entity controls, or is controlled by, or is under common control with, another entity. Any person who owns beneficially, either directly or through one or more controlled entities, more than twenty-five percent (25%) of the voting securities of a company shall be presumed to control such entity. A natural person is presumed not to be a controlled person.

 C. DOMESTIC PARTNER

"Domestic Partnership" is a legal or personal relationship between two individuals who live together and share a common domestic life but are neither joined by marriage nor a civil union.

 D. INITIAL PUBLIC OFFERING

"Initial Public Offering" (IPO) means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

 E. SECURITY

"Security" means any means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Without limiting the foregoing, a security also includes any instrument whose value is derived from the value of another security.

                                                                       EXHIBIT A

                    PERSONAL SECURITIES TRADING REQUEST FORM

Name: ____________________________

Date: _____________________________

DETAILS OF PROPOSED TRANSACTION

--------------------------------------------------------------------------------
o Buy or Sell?
                                                       -------------------------
o Name of Issuer
                                                       -------------------------
o Ticker
                                                       -------------------------
o Type of security (note, bond, common stock,
preferred stock, ETF, etc.)
                                                       -------------------------
o Number of shares or units
                                                       -------------------------
o Price per share/unit
                                                       -------------------------
o Approximate dollar amount
                                                       -------------------------
o Name of account for which transaction will be
made
                                                       -------------------------
o Name of broker/financial institution
--------------------------------------------------------------------------------

[ ] Check here if you wish that this form shall not be construed as an admission of direct or indirect beneficial ownership in the Security.

Access Person Signature

_______________________

Compliance Approval or Disapproval: _____________________

                                                                       EXHIBIT B

                         INITIAL/ANNUAL HOLDINGS REPORT

Name of Access Person: ___________________________

Date of Submission: _______________________________

-------------------------------------------------------------------------------------------------
Number of      Name of Security      Ticker or      Interest Rate and      Actual (or
Shares                               CUSIP          Maturity Date          Approximate)
                                                                           Principal Amount
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

I hereby certify that the information contained in this report is true and complete and that listed above are all holdings of covered securities with respect to which I have beneficial ownership.

By: _________________________
Name:

                                                                       EXHIBIT C

                          QUARTERLY TRANSACTION REPORT


Name of Access Person: ___________________________________

Date of Submission:    ___________________________________

Transactions

------------------------------------------------------------------------------------------------------------------------------------
Trade Date      Price/        Number         Name of Security      Ticker or      Interest      Principal Amount      Broker/
and Type        share or      of Shares                            CUSIP          Rate and                            Institution
                unit                                               Maturity
                                                                   Date
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

I hereby certify that the information contained in this report is true and complete and that listed above are all transactions for the quarter ended ___________ of covered securities with respect to which I have beneficial ownership.

By: _________________________
Name: